UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-167552

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190488

UNDER

THE SECURITIES ACT OF 1933

FURIEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1197863
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3900 Paramount Parkway, Suite 150

Morrisville, North Carolina 27560

(Address of Principal Executive Offices) (Zip Code)

Furiex Pharmaceuticals, Inc. 2010 Stock Plan

Furiex Pharmaceuticals, Inc. 2010 Stock Plan, as amended

(Full title of the plan)

A. Robert D. Bailey

President

Forest Laboratories, LLC

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

(862) 261-7000

(Name, address and telephone number of agent for service)

With Copies to:

Andrew Ment, Esq.

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

(212) 841-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-8 Registration Statements of Furiex Pharmaceuticals, Inc., a Delaware corporation (“Furiex”) (collectively, the “Registration Statements”):

•	Registration Statement No. 333-167552, filed with the United States Securities and Exchange Commission (the “SEC”) on June 16, 2010, registering 1,778,641 shares of Furiex common stock, par value $0.001 per share (the “Shares”), under the Furiex Pharmaceuticals, Inc. 2010 Stock Plan.

•	Registration Statement No. 333-190488, filed with the SEC on August 8, 2013, registering 400,000 Shares under the Furiex Pharmaceuticals, Inc. 2010 Stock Plan, as amended.

Furiex is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by Furiex pursuant to the above referenced Registration Statements.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 27, 2014, among Furiex, Forest Laboratories, LLC, a Delaware limited liability company (as successor to Forest Laboratories, Inc.) (“Forest”), and Royal Empress, Inc., a Delaware corporation and a wholly owned subsidiary of Forest (“Merger Sub”), on July 2, 2014, Merger Sub merged with and into Furiex (the “Merger”), with Furiex surviving as a wholly owned subsidiary of Forest. Pursuant to the terms of the Merger Agreement, each Share issued and outstanding immediately prior to the effective time of the Merger ceased to be outstanding and (other than (i) Shares owned by Furiex as treasury stock, (ii) Shares owned by Forest, Merger Sub or any wholly owned subsidiary of Forest or Furiex and (iii) Shares that are held by any stockholders who are entitled to and who properly demand appraisal in connection with the Merger) was canceled and converted automatically into the right to receive (i) $95.00 in cash, without interest, less any applicable withholding taxes and (ii) one contractual contingent value right, which represents the right to receive a contingent payment of up to $30.00 in cash, without interest, less any applicable withholding taxes, upon the achievement of one of certain milestones.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Furiex has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Furiex in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Furiex hereby removes and withdraws from registration any and all securities of Furiex registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to Form S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 2, 2014.

FURIEX PHARMACEUTICALS, INC.

By:	/S/ A. ROBERT D. BAILEY
A. Robert D. Bailey
President, Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/S/ A. ROBERT D. BAILEY	President, Director (Principal Executive Officer)	July 2, 2014
A. Robert D. Bailey

/S/ RITA WEINBERGER	Treasurer (Principal Financial and Accounting Officer)	July 2, 2014
Rita Weinberger

/S/ KIRA SCHWARTZ	Secretary, Director	July 2, 2014
Kira Schwartz